UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 14, 2016

22nd Century Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36338	98-0468420
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9530 Main Street Clarence, New York (Address of Principal Executive Office)		14031 (Zip Code)
Registrant’s telephone number, including area code: (716) 270-1523

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 14, 2016, a wholly-owned subsidiary of 22nd Century Group, Inc. (collectively, the “Company”), entered into (i) a Research Funding Agreement with The Rector and Visitors of the University of Virginia, a not-for-profit Virginia educational institutional of the Commonwealth of Virginia (the “University”), and (ii) an Exclusive License Agreement with the University of Virginia Patent Foundation d/b/a University of Virginia Licensing & Ventures Group, a Virginia non-profit corporation (“UVA LVG”). Under the Research Funding Agreement, the Company will scientifically collaborate with the University and provide approximately $1,100,000 in funding to the University over a period of three (3) years for new multi-year research and development activities between the Company and the University relating to the creation of unique industrial hemp plants with optimized traits for commercial uses and medical study, with all work being done under all necessary federal and state licenses and permits. Under the Exclusive License Agreement, the Company has been granted the exclusive rights to commercialize all results of this collaboration with the University in consideration of the payment of royalties by the Company to UVA LVG from the net sales received by the Company from its commercialization of the results of this collaboration.

The foregoing summaries of the terms of the Research Funding Agreement and the Exclusive License Agreement are subject to, and qualified in their entirety by, such documents which are expected to be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Item 7.01. Regulation FD Disclosure.

On December 20, 2016, the Company issued a press release announcing the above-described matter. A copy of the press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01(d). Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release, dated December 20, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

22nd Century Group, Inc.

/s/ Thomas L. James
Date: December 20, 2016	Thomas L. James
Vice President, General Counsel and Secretary